[Genesis Lease Limited Letterhead]

[Date]

GE Commercial Aviation Services Limited

Aviation House

Shannon, County Clare

Ireland

Attention: Company Secretary

GE Commercial Aviation Services LLC

201 High Ridge Road

Stamford, CT

Attention: Contracts Manager

Subject: Business Opportunities Agreement

Ladies and Gentlemen:

Reference is made to the Master Servicing Agreement, dated as of _____, 2006 (the “Master Servicing Agreement”), between GE Commercial Aviation Services Limited, an Irish limited liability company (together with GE Commercial Aviation Services LLC, collectively, “GECAS”), and Genesis Lease Limited, a Bermudian limited liability company (“Genesis”). In consideration of the execution and delivery of the Master Servicing Agreement, the parties hereto wish to confirm certain additional agreements between them as set forth below.

Capitalized terms used herein but not otherwise defined shall have the meanings assigned thereto in the Master Servicing Agreement.

1.	Cooperation Agreements

A. Referred Aircraft Opportunities. To incentivize GECAS to refer to Genesis opportunities for the purchase of aircraft, whether on a stand-alone basis without a lease, subject to an existing lease or on a sale-leaseback basis (each a “Referred Aircraft”), that GECAS elects not to pursue or that GECAS elects to pursue only in part, any such referral and election to be in GECAS’ sole discretion, and in any event to be subject to such confidentiality and other restrictions as may be applicable or as GECAS may in its sole discretion impose, Genesis shall pay GECAS a fee of 1.0% (one percent) of the gross acquisition cost of any Referred Aircraft in which Genesis or any of its Affiliates acquires any interest, whether as purchaser, lessee or otherwise, such fee to be deemed fully earned and payable in cash in immediately available Dollars upon and concurrently with the acquisition of any interest in such Referred Aircraft by Genesis or any of it Affiliates. Such fee shall only be payable in respect of the acquisition by Genesis or any of its Affiliates of an interest in a Referred Aircraft, and an aircraft or interest therein shall only be a Referred Aircraft, if GECAS first presented the opportunity to Genesis or any of its Affiliates to acquire such aircraft or an interest therein, prior to the time any third-party, including the seller thereof, presented such opportunity to Genesis; provided, however, if Genesis or one of its Affiliates participates in a transaction with or arranged by GECAS or any of its Affiliates at the invitation of GECAS such transaction shall be deemed first presented by GECAS for the purposes of this Agreement. If there shall be a dispute concerning whether a Referred Aircraft in which Genesis or any of its Affiliates acquires an interest is in fact a Referred Aircraft as to which a fee is payable, then, except in connection with the participation by Genesis or any of its Affiliates in a transaction with or arranged by GECAS or any of its Affiliates, such dispute shall be settled based on whether Genesis or any of its Affiliates was solicited pursuant to a writing dated prior in time to the referral from GECAS for an expression of interest in acquiring such interest by a Person other than GECAS (in which case no fee is payable to GECAS). If GECAS’ referral in writing is dated prior in time to such other Person’s written solicitation of an expression of interest, GECAS shall be owed and paid its fee. GECAS may elect to take any fee payable to it in Genesis’s common shares valued at the closing price on the New York Stock Exchange (or such other exchange, including NASDAQ and the Over the Counter market, on which such shares are traded if no longer traded on the New York Stock Exchange) on the date such fee is payable.

B. General Offers of Aircraft for Sale. GECAS hereby agrees that, if, during the term of this Letter Agreement, GECAS makes an offer to the aircraft finance industry generally to sell aircraft owned by GECAS or one of its Affiliates (it being understood that for purposes hereof, when used in reference to GECAS, “Affiliate” means General Electric Capital Corporation or one of its Subsidiaries) (a “GECAS Aircraft”), GECAS will notify Genesis of such offer and, if Genesis so elects, GECAS will permit Genesis to submit a bid to purchase such GECAS Aircraft in accordance with the parameters for bids issued by GECAS. Such notice may be given by GECAS to Genesis by any possible means, including in writing (including by electronic mail) or orally, by sending to Genesis a formal request for a bid, by distribution to Genesis of offer materials, or otherwise. In notifying Genesis of such an offer to the aircraft finance industry generally, GECAS will permit Genesis to have access to the information concerning the applicable GECAS Aircraft on substantially the same terms and conditions (including Genesis’s execution and delivery of a confidentiality agreement in the form requested by GECAS) as GECAS makes such information available to the aircraft finance industry generally. For purposes of this Agreement, an offer to the “aircraft finance industry generally” is hereby defined to mean the same offer to sell one or a group of aircraft made by GECAS to three (3) or more potential purchasers.

C. Minimum Level of Referrals and Offers. In furtherance of paragraphs A and B above, GECAS also hereby agrees that, in each of calendar year 2007 and calendar year 2008, GECAS will refer to Genesis opportunities to purchase Referred Aircraft and/or offer to Genesis the opportunity to bid on GECAS Aircraft for the purchase thereof, which collectively and in the aggregate have an appraised value (determined in the same manner as the appraised values of the aircraft as described in that certain Offering Memorandum of Genesis Funding Limited dated ______, 2006 relating to its Class G-1 Floating Rate Asset Backed Notes) of at least $300,000,000 (per each such calendar year). As provided in Paragraph 2 below, it is acknowledged and agreed that neither party is obligated to make or accept any bid in respect of, or sell or purchase, any such Referred Aircraft or GECAS Aircraft, at any price (whether equal to or greater or lesser than the appraised value thereof).

D. Genesis’s Right to Meet with GECAS. Genesis shall have the right at each of the quarterly meetings contemplated by Section 5.01 of the Master Servicing Agreement to meet with GECAS and describe to GECAS the types and characteristics of aircraft in which Genesis has an interest to acquire. GECAS agrees to make one or more representatives available to meet with Genesis at such times and for such purposes.

2.	No Binding Obligation for Either Party.

Each party hereto agrees that the foregoing Paragraph 1 shall be construed strictly in accordance with its express terms.

GECAS acknowledges and agrees that nothing in this Letter Agreement shall be deemed to be or shall be construed as providing for any obligation on the part of Genesis to purchase any GECAS Aircraft. Similarly, Genesis acknowledges and agrees that nothing in this Letter Agreement shall be deemed to be or shall be construed as providing any interest in or right to purchase any GECAS Aircraft in favor of or for the benefit of Genesis or any of its Affiliates, and nothing in this Letter Agreement shall be deemed to be or shall be construed as providing for any option to purchase, right of first offer, right of first refusal, referral right or other similar contractual right or legal interest on behalf of or for the benefit of Genesis or any of its Affiliates.

Likewise, it is understood and agreed that Genesis has no obligation to bid or make an offer to purchase any GECAS Aircraft or to negotiate with GECAS in good faith, reasonably or otherwise to purchase any GECAS Aircraft, at any time or under any circumstances whatsoever, and regardless of whether any GECAS Aircraft or any Referred Aircraft or the terms of purchase thereof are the most attractive available to Genesis. Furthermore, Genesis will owe GECAS a Referral Fee if and only if Genesis or any of its Affiliates acquires an interest (as purchaser, lessee or otherwise) in a Referred Aircraft, and whether to acquire such interest and the terms of any such acquisition shall be determined by Genesis or its applicable Affiliate in its sole discretion.

Similarly, GECAS has no obligation to consider, in good faith, reasonably or otherwise, any bid or offer to purchase GECAS Aircraft received from Genesis or to negotiate with Genesis, in good faith, reasonably or otherwise, to sell any GECAS Aircraft to Genesis or to make any referrals of aircraft purchase opportunities to Genesis, whatsoever, in each case at any time under any circumstances whatsoever, regardless of whether Genesis’s bid to purchase any GECAS Aircraft is the most attractive, Genesis has indicated in interest in purchasing such GECAS Aircraft or Referred Aircraft, or otherwise.

GECAS and Genesis will only be obligated to sell and purchase, respectively, any GECAS Aircraft if and only if GECAS and Genesis have executed and delivered a definitive written agreement providing for such a sale and purchase of GECAS Aircraft, which agreement describes itself as legally binding on each of GECAS and Genesis, and then GECAS’ and Genesis’s obligations in respect of any such purchase and sale shall be strictly limited to the terms and conditions set forth in such written agreement, with neither GECAS nor Genesis having any duties or implied obligations (whether fiduciary or otherwise) to the other Person whatsoever. In furtherance of the foregoing, it is understood and agreed that no execution and delivery of preliminary documents, such as letters of intent, term sheets, memoranda of understanding or similar documents, no negotiations or communications, oral or written, by or on behalf of GECAS or Genesis, no transmission of documents (even if designated as an “execution” or “final” version or counterpart thereof), and no “agreement” described as having been reached on individual points in a negotiation (including as to price), shall be deemed to be or shall be construed as a legally binding agreement, offer, option, commitment or other contract for the sale or purchase of any GECAS Aircraft referenced therein.

3.	Term of Agreement

The term of this Letter Agreement shall commence on the date hereof, shall be co-extensive with the term of the Master Servicing Agreement as provided in Article 10 thereof, and, unless sooner terminated by the mutual agreement of the parties hereto, shall terminate upon and concurrently with the termination of the term of the Master Servicing Agreement.

4.	Indemnity, Limitation on Remedies, Disclaimer of Right To Damages and Absence of Duties

Genesis shall indemnify and hold harmless each Indemnified Party, on demand, from and against any and all Losses that may be imposed on, incurred by or asserted against any Indemnified Party, directly or indirectly, arising out of, in connection with or related to this Letter Agreement or the performance of any obligation hereunder; provided, however, that such indemnity shall not apply to the extent of Losses that are finally adjudicated to have been directly caused by the willful misconduct or gross negligence of GECAS.

Each of Genesis and GECAS agrees that damages for breach of this Letter Agreement would be highly speculative and incapable of accurate calculation. Therefore, both parties hereto agree that Genesis shall be entitled to the remedy of specific performance of this Letter Agreement for any breach hereof by GECAS, but both parties to this Letter Agreement agree that specific performance shall be Genesis’s sole and exclusive remedy for a breach of this Letter Agreement by GECAS (and that Genesis’s limitation to specific performance as its sole and exclusive remedy does not cause this Letter Agreement or such remedy to fail of its essential purpose). IN FURTHERANCE OF THE FOREGOING, GENESIS IRREVOCABLY WAIVES AND DISCLAIMS ANY RIGHT TO, AND AGREES NOT TO SUE FOR, AND GECAS SHALL HAVE NO LIABILITY FOR, ANY DAMAGES FOR ANY BREACH OF THIS LETTER AGREEMENT, INCLUDING DIRECT, INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFIT OR REVENUE).

Each of Genesis and GECAS agrees that the other has no fiduciary or other duties or relationship to or with it, whether related to this Letter Agreement, the Master Servicing Agreement or any transaction contemplated thereby or hereby, or otherwise.

5.	Miscellaneous

The Documentary Conventions in the Servicing Agreement, and Sections 2.03 and 13.04 of the Servicing Agreement, shall apply, mutatis mutandis, to this Letter Agreement, and are hereby incorporated herein by this reference.

Please confirm your agreement with the foregoing by signing and returning this Letter Agreement.

[Remainder of Page Intentionally Left Blank, Signature Pages to Follow]

Very truly yours, Genesis Lease Limited
By:
Name:
Title:

Accepted and Agreed: GE Commercial Aviation Services Limited
By:
Name:
Title:
GE Commercial Aviation Services LLC
By:
Name:
Title: